ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. REPORTS FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS

Addison, Texas, April 1, 2008; ULURU Inc. (AMEX: ULU) today reported financial results for the fourth quarter and year ended December 31, 2007.

For the quarter ended December 31, 2007, the net loss attributable to common stockholders was $857,000, or $0.01 per share, compared to a net loss of $3,185,000, or $0.11 per share, for the corresponding period in 2006.  For the year ended December 31, 2007, the net loss attributable to common stockholders was $4,153,000, or $0.07 per share, compared to a net loss of $11,709,000, or $0.71 per share, for the year ended December 31, 2006.  The 2007 net loss was impacted by non-cash expenses related to stock options accounted for in accordance with SFAS 123(R) “Share Based Payment” of $221,000 and $583,000, for the quarter and year ended December 31, 2007, respectively, compared with $16,000 for the quarter and for the year ended December 31, 2006 and by the amortization of our intangible assets of $272,000 and $1,078,000 for the quarter and year ended December 31, 2007, respectively, similar to the expenses incurred in 2006.

Income Statement
Revenues for the fourth quarter of 2007 were $834,000, compared with $842,000 for the same period last year.  The decrease of $8,000 is comprised of a decrease in sales of our Aphthasol® product of $80,000 due to order timing by our distributor.  The decrease was partially offset by increases of $41,000 in royalty income associated with our Zindaclin® and Aphthasol® products and $26,000 in sponsored research.

Total costs and expenses increased by $108,000 in the fourth quarter of 2007 to $1,865,000, compared with the corresponding period in 2006 where total costs and expenses were $1,757,000.  General and administrative expenses were primarily responsible for the increase, as these expenses increased from $782,000 in the fourth quarter of 2006 to $935,000 in the fourth quarter of 2007, a $153,000 increase.  Increased costs include professional fees for auditing and legal of $109,000, expenses of $108,000 related to being a public company, including director fees, increased corporate travel of $43,000, increased insurance costs of $28,000, and compensation related expenses of $72,000 due to personnel additions. These general and administrative increases were partially offset by a $250,000 decrease in royalty expense.  Research and development costs increased from $608,000 in the fourth quarter of 2006 to $638,000 in 2007. The $30,000 increase is primarily due to: fees payable to the Food and Drug Administration of $23,000, increased clinic expenses of $4,000, and increased compensation expense of $62,000.  These increases were partially offset by a decrease of $65,000 in direct research costs.

Interest and miscellaneous income increased significantly in the fourth quarter of 2007 to $175,000 as compared with $51,000 for the same period in the previous year.  The increase of $124,000 is attributable to an increase in interest income due to higher cash balances in 2007 as a result of the financing and recapitalization of the Company in December 2006.

There was no interest expense for the three months ended December 31, 2007 as compared to an expense of $3,823,000 for the same period last year.  The decrease in interest expense relates to our payoff in December 2006 of our outstanding secured convertible debentures.  Additionally, we did not incur any other income or expense items for the three months ended December 31, 2007 as compared to the same period last year where other income and expense items included income of $1,885,000 from the reversal of costs booked in the third quarter of 2006 for liquidated damages relating to the delay in the effectiveness of a registration statement and an expense of $383,000 from a loss on the early extinguishment of a debenture.

Balance Sheet
Cash and cash equivalents totaled $13,980,000 at December 31, 2007, a decrease of $2,940,000 as compared to our cash and cash equivalents at December 31, 2006 of $16,918,000.   The decrease in net cash for the year ended December 31, 2007 was due to several factors; the expenditure of $928,000 for the purchase of manufacturing equipment for commercial scale-up of our OraDisc™ and AltraZeal® products, a $350,000 payment in April 2007 of our original asset purchase obligation, and the net cash used for operations of approximately $2,183,000.  These net cash decreases were partially offset by proceeds of $523,000 from the exercise of warrants and stock options.

Commenting on the financial results, Kerry P. Gray, President and CEO stated, “Our loss from operations was greater than we had projected due to a delay in the achievement of a milestone payment associated with the filing of an Investigational New Drug (IND) application with the FDA. It is anticipated that the IND will now be filed in the second quarter 2008.  Our expenses are increasing as we expand our commercial infrastructure in preparation for the launch of Altrazeal™ in the second quarter 2008.  Additionally, we are continuing to expand our scientific capabilities to support our current product developments along with products being developed in conjunction with several of our development partners.  We anticipate that these expense increases will be offset by licensing revenues from existing agreements and new agreements being negotiated.”

During the fourth quarter, market research studies and preclinical data generated for both our wound care and aesthetics products have given additional support for these product developments, highlighting the features and benefits of these product candidates compared with currently available products. The market research on Altrazeal™ clearly identifies that the features of our product and the key product attributes of Altrazeal™ are what the market is requiring from a new wound care product entrant. Altrazeal’s ease of application and removal, less frequent dressing changes, no need for a secondary dressing and the ability to fill and seal the wound are being received very positively by target physician and nursing groups.

Market research was also conducted on NanoFlex, our alternative breast implant cohesive gel, with 83% and 81% of plastic surgeons surveyed responding that they would recommend NanoFlex in preference to silicone and saline, respectively. Data from our ongoing porcine dermal filler study after six months, has shown no immune response to our dermal filler material and the integration of our material into tissue including both cellular and tissue ingrowth. The study data is strongly supportive of the development of a range of dermal filler products.

Mr. Gray continued, “We believe the data that has been recently generated adds significant value to our product development pipeline. In preparation for the launch of Altrazeal™, further research has been recently completed which confirms prior research and further highlights the potential benefits of Altrazeal™. The Company has reached an exciting time in its development as we commence sales and marketing activities for our first commercial wound care product launch. Product development activities are focused on additional Altrazeal™ product line extensions for launch during the upcoming 24 months to enable us to offer a range of products to satisfy the physician and consumer needs.  Executing on these activities will establish a firm base from which to build a diverse and exciting advanced wound care franchise.”

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing our innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the expected launch of our wound dressing product, the timing of the filing of our IND, the launch of additional products, and our expectation that our licensing fees will increase and offset increased expenses. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology, pre-clinical results for our products and advantages of our products. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REVENUES
License fees	$740,510	$736,539	$909,252	$891,576
Royalty income	61,530	20,472	281,491	373,845
Product sales	---	79,630	---	155,208
Other	31,500	5,500	275,001	113,824
Total Revenues	833,540	842,141	1,465,744	1,534,453

COSTS AND EXPENSES
Cost of goods sold	---	85,026	---	181,546
Research and development	637,550	607,592	2,211,698	1,950,376
General and administrative	935,476	781,581	3,045,065	1,878,067
Amortization	272,096	267,093	1,078,351	1,052,395
Depreciation	20,050	16,112	72,942	63,882
Total Costs and Expenses	1,865,172	1,757,404	6,408,056	5,126,266

OPERATING (LOSS)	(1,031,632)	(915,263)	(4,942,312)	(3,591,813)

Other Income (Expense)
Interest and miscellaneous income	174,953	51,351	791,687	65,980
Interest expense	(431)	(3,823,303)	(2,006)	(5,424,518)
Commitment fee – Standby Equity Agreement	---	---	---	(1,787,940)
Liquidated damages	---	1,885,000	---	---
Loss from early extinguishment of debenture	---	(383,121)	---	(940,655)
Loss on sale of equipment	---	---	---	(30,143)

(Loss) Before Income Taxes	(857,110))	(3,185,336)	(4,152,631)	(11,709,089)

Income taxes	---	---	---	---

NET (LOSS)	$(857,110)	$(3,185,336)	$(4,152,631)	$(11,709,089)

Basic and diluted net (loss) per common share	$(0.01)	$(0.11)	$(0.07)	$(0.71)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	62,370,593	28,528,520	61,798,882	16,457,978

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2007	December 31, 2006
	(Unaudited)	(Audited)

Cash and cash equivalents	$13,979,828	$16,918,007
Current assets	15,536,146	17,856,476
Property and equipment, net	1,532,881	691,132
Other assets	11,053,976	12,119,618
Total assets	28,123,003	30,667,226

Current liabilities	1,389,989	1,382,004
Long term liabilities – deferred revenue	495,281	---
Total liabilities	1,885,270	1,382,004
Total stockholders’ equity	26,237,733	29,285,222